Exhibit 10.5
THERMO FISHER SCIENTIFIC INC.
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
This Performance-based Restricted Stock Unit Agreement (the “Agreement”) is made as of the Award Date set forth below between Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), and the Participant named below.
Notice of Award

Name of participant (the “Participant”):	Marc N. Casper
Award date (“Award Date”):
Number of shares of the Company’s Common Stock subject to this Award (“Shares”):
Vesting Schedule:

Vesting date (“Vesting Date”):	Number of RSUs that vest:
See Schedule A	See Schedule A
Except as otherwise provided in this Agreement, all vesting is dependent on the Participant remaining an Eligible Participant (as defined in Exhibit A) through the applicable Vesting Date.

This Agreement includes this Notice of Award and the following Exhibits, which are expressly incorporated by reference in their entirety herein:

Exhibit A – General Terms and Conditions
Schedule A: Vesting Schedule for Performance-based Restricted Stock Units

This Agreement must be accepted on the final page below.

EXHIBIT A
GENERAL TERMS AND CONDITIONS
1.Award of Restricted Stock Units.
This Agreement (including the Notice of Award) sets forth the terms and conditions of an award on the Award Date set forth in the Notice of Award, by the Company to the Participant of that number of restricted stock units of the Company set forth in the Notice of Award (individually, an “RSU” and collectively, the “RSUs” or the “Award”). Each RSU represents the right to receive one share of common stock, $1.00 par value, of the Company (“Common Stock”) pursuant to the terms, conditions and restrictions set forth in this Agreement and in the Company’s Amended and Restated 2013 Stock Incentive Plan, as from time to time amended (the “Plan”). The number of RSUs set forth in the Notice of Award is referred to as the “Target Award.” Capitalized terms used in this Agreement and not otherwise defined shall have the same meaning as in the Plan.
2.Vesting Schedule.
Except as otherwise provided in paragraphs (b) through (f) of Section 3 and the Plan, the RSUs shall vest in accordance with the Vesting Schedule set forth in the Notice of Award and Schedule A below, provided that on each Vesting Date set forth in the Notice of Award, the Participant is, and has been at all times since the Award Date, an employee, officer or director of, or consultant or advisor to, the Company (or a Subsidiary or Affiliate) (an “Eligible Participant”). Unless otherwise determined by the Committee, the Participant shall continue to be an Eligible Participant upon a change in the employment or service relationship (e.g. a change from employee to a director).
3.Additional Vesting Provisions.
(a)Termination of Relationship with the Company. In the event that the Participant ceases to be an Eligible Participant for any reason other than those set forth in paragraphs (b) through (f) below before the final Vesting Date (as defined in Schedule A), the RSUs that have not previously vested shall be immediately forfeited to the Company.
(b)Death or Disability. In the event that the Participant’s service with the Company (or a Subsidiary or Affiliate) is terminated by reason of death or Disability prior to the Performance Certification Date (as defined in Schedule A), 50% of the Target Award shall vest upon the date of such termination. In the event that such termination occurs on or after the Performance Certification Date but prior to the final Vesting Date, the RSUs that have not previously vested (based on the number of RSUs determined on the Performance Certification Date to be eligible to be received) shall vest 100% upon the date of such termination due to death or Disability.
(c)Discharge without Cause or for Good Reason. In the event that the Participant’s employment or service is terminated by the Company (or a Subsidiary or Affiliate) after the last day of the Company’s fiscal quarter in which this Award was granted, and prior to the Performance Certification Date without “Cause” (as defined in Section 1.2 of the 2009 Restatement of Executive Severance Agreement between the Company and the Participant dated November 21, 2009, as may be amended from time to time (the “‘Severance Agreement”)) or by the Participant for Good Reason (as defined in Section 1.4 of the Severance Agreement), and such termination does not entitle the Participant to severance benefits under the Executive Change in Control Retention Agreement between the Company and the Participant dated November 21, 2009, as may be amended from time to time (the “CIC Agreement”), and provided that the performance conditions (assuming the last day of the performance period was the last day of the prior fiscal quarter) are actually achieved and the Compensation Committee has certified the achievement of the performance conditions, then 1/3 of the RSUs shall vest immediately. In the event of such termination on or after the Performance Certification Date but prior to the final Vesting Date, then the RSUs that are scheduled to vest on the next Vesting Date (based on the number of RSUs determined on the Performance Certification Date to be eligible to be received) shall vest upon the date of such termination, and the remaining RSUs shall be forfeited.
(d)Change in Control Event. In the event that the Participant’s employment or service is terminated by the Company (or a Subsidiary or Affiliate) without “Cause” (as defined in Section 1.3 of the CIC Agreement) or by the Participant for Good Reason (as defined in Section 1.4 of the CIC Agreement), within 18 months after a Change in Control Event that occurs prior to the Performance Certification Date, and such termination entitles the Participant to severance benefits under the CIC Agreement, then all unvested RSUs shall vest immediately, provided that the performance conditions (assuming the last day of the performance period was the last day of the fiscal quarter immediately prior to the Change in Control Event) are actually achieved (without regard to performance for any periods following the last day of the fiscal quarter immediately prior to the Change in Control Event) and the Compensation Committee has certified the achievement of the performance conditions. In the event of such termination on or after the Performance Certification Date but before the final Vesting Date, then all unvested RSUs (based on the number of RSUs determined on the Performance Certification Date to be eligible to be received, as adjusted pursuant to the provisions of Schedule A) shall vest upon the date of such termination.
(e)Retirement. If the Participant Retires from the Company (or a Subsidiary or Affiliate) after the later of (i) the Performance Certification Date or (ii) the second anniversary of the Award Date, then nevertheless the Participant shall become vested in the remaining RSUs to be delivered (calculated based on the units earned as of the Performance Certification Date, as adjusted pursuant to any applicable provisions of Schedule A).
(f)Discharge for Cause. In the event that the Participant is discharged by the Company (or a Subsidiary or Affiliate) for “Cause” (as defined in Section 1.2 of the Severance Agreement), all unvested RSUs and all vested RSUs that have not been delivered in accordance with Section 4 below shall terminate immediately upon the effective date of such discharge. The Participant shall be considered to have been discharged for Cause if the Company determines, within thirty (30) days after the Participant’s resignation, that discharge for Cause was warranted.

4.Delivery of Shares.
(a)Except as provided in (b) below, the Company shall deliver the Shares that become issuable pursuant to an RSU within the sixty (60) day period following the date the RSUs vest pursuant to Sections 2 or 3 above, but in no event later than the last day of the period specified in Treas. Reg. section 1.409A-1(b)(4)(i)(A).
(b)In the event that the Participant Retires under the conditions of Section 3(e) above, the Company shall deliver the Shares that become issuable pursuant to an RSU, to the extent not previously delivered, within the sixty (60) day period following the date such RSUs would have vested had the Participant remained employed with the Company.
(c)The Company shall not be obligated to deliver Shares to the Participant unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.
5.Meaning and Use of Certain Terms.
For purposes of this Agreement,
(a)“Change in Control Event” has the meaning ascribed to it in the Plan.
(b)“Disability” or “Disabled.” A Participant shall be deemed to be disabled at such time as the Participant is receiving disability benefits under the Company’s (or a Subsidiary’s or Affiliate’s) long term disability coverage, as then in effect; provided however that the Participant shall not be treated as Disabled unless the disability is described under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).
(c)“Retire” or “Retirement.” For the purposes of this Agreement, the Participant shall be deemed to have "retired" (i) in the event of a non-employee director of the Company, when the Participant ceases to be a director of the Company or (ii) in the event of an employee of the Company (or a Subsidiary or Affiliate), upon the Participant's resignation from employment with the Company (or a Subsidiary or Affiliate) either (A) after the age of fifty-five (55) and the completion of ten (10) continuous years of service to the Company (or a Subsidiary or Affiliate) comprising at least twenty (20) hours per week or (B) after the age of sixty (60) and the completion of five (5) continuous years of service to the Company (or a Subsidiary or Affiliate) comprising at least twenty (20) hours per week. For purposes of this Agreement and for the sake of clarity, subject to execution of a release of claims in a form acceptable to the Company, the Participant may seek to re-characterize any termination of employment initiated by the Company (or a Subsidiary or Affiliate) that is not a termination for “Cause” (as defined in Section 1.2 of the Severance Agreement) as a voluntary termination by reason of Retirement, in which case the Participant shall not be entitled to receive any severance or other benefits that would have otherwise been provided by the Company (or a Subsidiary or Affiliate) to the Participant pursuant to any agreement between the Company (or a Subsidiary or Affiliate) and the

Participant or any Company policy. Any such determination shall be made by the Committee in its sole discretion.
(d)“Subsidiary” or “Affiliate” has the meaning ascribed to it in the Plan, and shall for the avoidance of doubt include any such entity only so long as the Company maintains a controlling interest in such entity.
6.Restrictions on Transfer.
The Participant shall not sell, assign, transfer, pledge, hypothecate, or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein, except by will or the laws of descent and distribution. Upon delivery of Shares pursuant to Section 4 above, the Participant for two years thereafter shall not transfer more than 50% of the actual net Shares delivered (after withholding for the payment of taxes); provided, however, that this restriction shall not apply to a termination of the Participant’s employment under paragraphs (b), (c), (d), or (e) of Section 3 above. The Participant acknowledges that any stock certificates or other evidence of ownership of RSUs or Shares may bear a restrictive legend evidencing any applicable transfer restrictions.
7.Provisions of the Plan.
This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.
8.Dividends; Other Corporate Transactions.
(a)If at any time during the period between the Performance Certification Date and the date that Shares are delivered after the RSU vests, the Company pays a dividend or other distribution with respect to its Common Stock, including without limitation a distribution of shares of the Company’s stock by reason of a stock dividend, stock split or otherwise, then on the date the Shares issuable upon vesting of the RSU are delivered, the Company shall pay the Participant, at the time of delivery of Shares pursuant to Section 4, the dividend or other distribution that would have been paid on such Shares if the Participant had owned such Shares during the period beginning on the Performance Certification Date and ending on the respective delivery date. No dividend or other distribution shall be paid with respect to RSUs that are forfeited.
(b)In the event of a Reorganization Event, then the rights of the Company under this Agreement and all other terms of this Agreement (including without limitation vesting provisions) shall inure to the benefit of the Company’s successor and shall apply to the cash, securities, or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Shares. Such cash, securities, or other property shall be delivered or paid at the time provided in Section 4, except that payments in connection with the liquidation of the Company shall be made only as permitted under Section 409A of the Code.

(c)Except as set forth in Section 8(a) or (b) above and in the Plan, neither the Participant nor any person claiming under or through the Participant shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Shares issuable pursuant to the RSUs granted hereunder until the Shares have been delivered to the Participant.
9.Withholding Taxes; No Section 83(b) Election.
(a)The Participant expressly acknowledges that the delivery of Shares to the Participant will give rise to “wages” subject to withholding and Participant hereby authorizes the Company to hold back from the Shares to be delivered pursuant to Section 4 of this Agreement that number of Shares (which may include fractional shares) calculated to satisfy all such federal, state, local or other applicable taxes required to be withheld in connection with such delivery of Shares; provided, however, that at the Company’s discretion, a Participant who is not subject to Section 16 of the Securities Exchange Act of 1934 may provide notice to the Company prior to the delivery of the Shares that the Participant will make payment to the Company on the date of delivery to satisfy all required withholding taxes in lieu of satisfying such obligation through the withholding of Shares.
(b)The Participant acknowledges that no election under Section 83(b) of the Code may be filed with respect to this Award.
10.No Right To Employment or Other Status. The grant of an award of RSUs shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company or its Subsidiaries or Affiliates. The Company and its Subsidiaries and Affiliates expressly reserve the right at any time to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim under the Plan or this Agreement, except as expressly provided herein.
11.Conflicts With Other Agreements. In the event of any conflict or inconsistency between the terms of this Agreement and any employment, severance, or other agreement between the Company and the Participant, the terms of this Agreement shall govern.
12.Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to any applicable conflicts of laws and in the event of a dispute related to or arising out of this Agreement, the parties submit to the exclusive jurisdiction and venue of the Delaware federal and Chancery Courts. Notwithstanding the foregoing, for any Termination (defined below), Recapture (defined below) and/or Reimbursement (defined below) that is based, in whole or in part, on the Participant’s breach of a noncompete agreement or nonsolicitation obligation, such disputes shall be governed by and interpreted in accordance with the laws of the State of Massachusetts, and any dispute arising out of this Agreement shall be asserted exclusively in the federal or state courts located in or covering the county in which the Participant resides within the State of Massachusetts, and the parties hereby submit to the personal jurisdiction and venue of those state and federal courts.
13.Unfunded Rights. The right of the Participant to receive Common Stock pursuant to this Agreement is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Agreement other than those of an unsecured general creditor of the Company.
14.Compliance with Section 409A of the Code. This Agreement is intended to provide for deferred compensation that is exempt from or compliant with Section 409A of the Code and shall be interpreted consistently with such intent. Accordingly, the Participant shall have no right to designate the taxable year of payment. Notwithstanding any other provision of this Agreement, if and to the extent any portion of any payment under this Agreement to the Participant is payable upon the Participant’s separation from service and the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant (through accepting the Award) agrees that the Participant is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six (6) months plus one (1) day after the date of “separation from service”, except as Section 409A of the Code may then permit.
The Company makes no representations or warranties and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not satisfy the conditions of that section.
15.Clawback. In accepting this Award, the Participant expressly agrees to be bound by, and subject to, the following clawback policy and any clawback policy that the Company has in effect (as the same may be amended from time to time) or may adopt in the future:
(a)The Award is intended to align the Participant’s long-term interests with those of the Company. Accordingly, unless otherwise expressly provided in the Plan or any other applicable agreement, plan, or policy, and to the extent permitted by applicable law, the Company may terminate any unsettled RSUs, whether vested or unvested (“Termination”), recapture any Shares acquired pursuant to the RSUs (“Recapture”), or require the Participant to reimburse the Company for any and all amounts realized from the acquisition or disposition of Shares acquired pursuant to the RSUs (“Reimbursement”), upon the occurrence of any of the following events (collectively, the “Conditions”):
(i)the Participant has engaged in misuse of the Company’s confidential information and/or conduct in breach of any (A) confidentiality obligation to the Company under any agreement between the Company and the Participant, or any policy or plan of the Company, including but not limited to, the Company’s standard form of Information and Invention Agreement applicable to such Participant, or (B) applicable noncompetition or nonsolicitation obligation to the Company under any applicable agreement between the Company and the Participant, or any policy or plan of the Company, including but not limited to the Company’s standard form of Noncompetition Agreement applicable to such Participant;
(ii)the Participant has been discharged by the Company (or a Subsidiary or Affiliate) for “Cause” (as defined in Section 1.2 of the Severance Agreement); or

(iii)during the Participant’s employment or other service, the Participant (A) has rendered services to or otherwise directly or indirectly engaged in or assisted, any organization or business that, in the judgment of the Company in its sole and absolute discretion, is against the interest of the Company or one of its affiliates; or (B) has engaged in activities that are materially prejudicial to or in conflict with the interests of the Company, including any breaches of fiduciary duty or the duty of loyalty.
For purposes of this Section 15, “RSU Benefits” shall mean any and all amounts realized from the acquisition or disposition of Shares acquired pursuant to the RSUs, including any sales proceeds, dividends and/or dividend equivalents.

(b)Prior to the issuance of any Shares upon settlement of vested RSUs pursuant to this Agreement, the Participant shall, if requested in writing by the Company, certify on a form acceptable to the Company that the Participant is in compliance with the terms and conditions of this Agreement and with the obligations contained in the Plan, or any other relevant agreement, plan, or contract listed in Section 15(a).
(c)Within ten (10) calendar days after receiving notice from the Company of any such activity described in Section 15(a) of this Agreement, the Participant shall either deliver to the Company the applicable Shares or make a cash payment to the Company equal to the RSU Benefits. For purposes of the Company’s exercise of its Recapture and/or Reimbursement rights hereunder, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third-party administrator engaged by the Company to hold Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company.
(d)Notwithstanding the foregoing provisions of this Section 15, the Company may, in its sole and absolute discretion, choose to refrain from exercising its rights of Termination, Recapture and/or Reimbursement with respect to any particular act of the Participant or with respect to any other participant in the Plan, and its determination to refrain from exercising such rights shall not in any way reduce or eliminate the Company’s authority to exercise its rights of Termination, Recapture and/or Reimbursement with respect to any other act of the Participant. Nothing in this Section 15 shall be construed to impose obligations on the Participant to refrain from engaging in lawful competition with the Company after the termination of employment that does not violate the Conditions, other than any obligations that are part of any applicable separate agreement between the Company and the Participant or that arise under applicable law.
(e)Notwithstanding anything to the contrary in the Plan or this Agreement, the Company shall not seek to exercise its rights of Termination, Recapture or Reimbursement relating to any RSUs that were vested and settled more than twelve (12) months prior to the date of the Participant’s act or omission set forth in Section 15(a); provided that, notwithstanding the foregoing, all RSUs shall be subject to the Company’s rights of Termination, Recapture and/or Reimbursement to the extent required by applicable law, including but not limited to Section 10D of the Securities Exchange Act of 1934.

As a condition to the grant of this Award, the Participant by signing below acknowledges receipt and affirmatively agrees to the Agreement, including without limitation the provisions of the above General Terms and Conditions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written below.

THERMO FISHER SCIENTIFIC INC.
Date:
By:
Name:
Title:

Marc N. Casper